Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of February 2019, by and between IronNet Cybersecurity, Inc., a Delaware corporation (the “Company”), and William Welch (“Executive”). The Company will employ Executive and Executive accepts such employment upon the terms and conditions set forth in this Agreement.

1.     Term. Executive’s employment under this Agreement will begin on February 11, 2019 (“Commencement Date”) and continue until terminated at the will of either party for any reason or no reason, without or without notice, cause or liability (“Term”), subject to the terms set forth in Section 4.

2.     Duties and Extent of Services.

a.     Duties. Executive shall be employed as Co-CEO, reporting directly to the Board of Directors, with such duties and responsibilities as are normally incident to such title, and such other duties as mutually determined between the co-CEO’s. It is both intended and expected that Executive will become the sole CEO at a mutually agreeable time between Executive and the Board of Directors but no longer then twelve (12) months from Commencement Date.

b.     Extent of Services. During the Term, Executive shall devote substantially all of Executive’s working time and reasonable best efforts to the advancement of the Company and interests of the Company and to the discharge of Executive’s duties and responsibilities hereunder; provided, however, that nothing in this Agreement shall preclude Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that Executive is serving on as of the Commencement Date or any other corporation or entity that is not in competition with the Company and after discussion and consent of the Board of Directors, or (iii) managing his personal investments; provided, further, that any such activities set forth in clauses (i) through (iii) above do not materially interfere with the Executive’s regular performance of his duties and responsibilities hereunder. Executive shall not engage in any activity which is in any way in conflict with the interests of the Company or that would interfere in any respect with the performance of Executive’s duties and responsibilities to the Company.

3.     Compensation and Benefits

As compensation for all services performed by Executive hereunder during the term, and subject to performance of Executive’s duties and responsibilities to the Company, pursuant to this Agreement or otherwise:

a.     Base Salary and Bonus. The Company shall pay Executive a base salary, at the rate of Three Hundred Sixty Thousand Dollars ($360,000.00) per year, payable in bi-weekly increments in accordance with the Company’s normal payroll schedule. Executive’s base salary may be increased (but not decreased below the original base salary amount) from time to time, subject to the performance of goals and/or milestones established by the Company. Executive shall also be eligible for an annual bonus of up to Two Hundred Thousand Dollars ($200,000.00), as may be approved subject to a bonus agreement to be developed by the Company and Executive, but ultimately at the Company’s sole discretion or as otherwise provided in such bonus agreement, provided that at all times (except as may otherwise be provided in the bonus agreement), such eligibility for the same shall be subject to the performance of the global sales teams and overall performance of the Company.

b.     Restricted Stock Units. Executive shall be granted, effective on the Commencement Date, 545,220 of the Company’s restricted stock units (“RSUs”), which number of RSUs the Company represents and confirms equals 6.0% of the Company’s fully diluted equity outstanding as of the Commencement Date (after giving effect to the equity grants referenced herein that will be made as of the Commencement Date), pursuant to the Company’s 2014 Stock Incentive Plan (the “Plan”) and the terms of the Company’s form of award agreement (the “Award Agreement”), a copy of which is attached hereto as Exhibit A, to be executed between the Company and Executive (the “Time-Based RSU Grant”). This Time-based RSU Grant shall vest over four (4) years with 25% vesting on a cliff basis on the one-year anniversary of the Commencement Date and vesting in equal monthly installments thereafter for the next three (3) years until fully vested on the fourth anniversary of the Commencement Date, all such vesting subject to acceleration on the terms described in this Agreement and in the award agreement. Other material terms of this Time-Based RSU grant shall be consistent with equity award terms received by other members of the executive management team.

c.     Additional Performance Equity.

As additional consideration for his services, the Company hereby grants to Executive, effective on the Commencement Date, Performance RSUs for a number of shares of the Company’s Class A Common Stock that, on a fully-diluted basis, would provide Executive with an additional equity interest, as measured as of the Commencement Date (after giving effect to the equity grants referenced herein that will be made as of the Commencement Date), pursuant to the Plan and the Company’s form of Award Agreement, the vesting of which grants shall be subject to both transaction-based vesting and milestone achievement (and each subject to acceleration on the terms described herein), as provided below:

(i)     CEO Promotion: Executive shall be granted, effective on the Commencement Date, a performance-based RSU for 90,870 shares of the Company’s Class A Common Stock, which the Company represents and confirms equals one percent (1%) of the Company’s fully diluted equity outstanding as of the Commencement Date, such grant to vest over four (4) years starting on such date that Executive is promoted to be the sole CEO of the Company (the “CEO Promotion Vesting Start Date”) with 25% vesting on a cliff basis on the one-year anniversary of the CEO Promotion Vesting Start Date and vesting in equal monthly installments thereafter for the next three (3) years until fully vested on the fourth anniversary of the CEO Promotion Vesting Start Date.

(ii)     Company Bookings Achievement: Executive shall be granted, effective on the Commencement Date, a performance-based RSU for 29,987 shares of the Company’s Class A Common Stock, which the Company represents and confirms equals one-third of one percent (0.33%) of the Company’s fully diluted equity outstanding as of the Commencement Date, such grant to vest over four (4) years starting on such date that the Company achieves annual gross revenue bookings (in any calendar year) of $200 million or more, as determined in good faith by the Company’s Chief Financial Officer (the “Revenue Bookings Vesting Start Date”) with 25% vesting on a cliff basis on the one-year anniversary of the Revenue Bookings Vesting Start Date and vesting in equal monthly installments thereafter for the next three (3) years until fully vested on the fourth anniversary of the Revenue Bookings Vesting Start Date.

(ii)     Next Qualifying Round of Financing/$1B Company Valuation post money: Executive shall be granted, effective on the Commencement Date, a performance-based RSU for [29,987] shares of the Company’s Class A Common Stock, which the Company represents and confirms equals one-third of one percent (0.33%) of the Company’s fully diluted equity outstanding as of the Commencement Date, such grant to vest over four (4) years starting on the date that the Company closes on its Series C (or other similar) equity financing (or series of such financings) yielding a post-money valuation of the Company of $1 billion or more (the “Qualifying Financing Vesting Start Date”) with 25% vesting on a cliff basis on the one-year anniversary of the Qualifying Financing Vesting Start Date and vesting in equal monthly installments thereafter for the next three (3) years until fully vested on the fourth anniversary of the Qualifying Financing Vesting Start Date.

(iii)     Successful Achievement of a Total of 45 Unique Corporate Customers: Executive shall be granted, effective on the Commencement Date, a performance-based RSU for 29,987 shares of the Company’s Class A Common Stock, which the Company represents and confirms equals one-third of one percent (0.33%) of the Company’s fully diluted equity outstanding as of the Commencement Date, such grant to vest over four (4) years starting on such date that the Company, under the direction of the Executive’s management team, successfully achieves a total of 45 unique corporate customers for the Company (the “Customer Achievement Vesting Start Date”) with 25% vesting on a cliff basis on the one-year anniversary of the Customer Achievement Vesting Start Date and vesting in equal monthly installments thereafter for the next three (3) years until fully vested on the fourth anniversary of the Customer Achievement Vesting Start Date. For purposes of establishing a baseline and for determining achievement of the performance metric in this subsection, the parties agree that credit shall be given only for each distinct/unique corporate customer and shall not, for example, give duplicate credit for two divisions or subsidiaries of the same corporate parent company, and credit shall be given for the existing corporate customers of the Company as of the date hereof that are listed and enumerated (and only for that number) on Exhibit B attached hereto.

The Company represents and warrants to Executive that the Company has secured all necessary approvals, including Board approval, for this entire agreement, including all equity and/or equity-based grants made and referenced herein.

The Company acknowledges, agrees and consents to issue all of the equity-based awards otherwise issuable hereunder directly to Executive (and/or to allow the immediate transfer of such awards from Executive) to a limited liability company that is wholly owned and controlled by a family trust established and controlled by Executive and/or his spouse, all for estate planning purposes, and the Company acknowledges that it has received and approved all documentation that it requires in order to approve and give effect to such issuance/transfer.

d.     Paid Time Off. Executive will earn paid vacation, paid sick days and paid Company holidays consistent with the Company’s policies as those policies may be amended from time to time.

e.    Benefit Plans. Executive will be offered the opportunity to participate in such retirement, saving and health and welfare benefit plans, and any other employee benefit plans for which Executive is eligible as may be established from time to time by the Company and as generally made available to other similarly situated executive employees, beginning on the first day of employment.

f.    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. The Company acknowledges that you live in North Carolina and will be commuting, as needed, to the Company’s headquarters locations, which are located in Fulton, Maryland and Tyson’s Corner, Virginia (collectively, “HQ”). All reasonable expenses related to travel to and from the HQ will be paid for by the Company including: air travel, car mileage, rental car, meals, and lodging. Company acknowledges that you are permitted to fly “business class” on all flights (a) from the U.S. to outside of the U.S. when the purpose of the flight is to conduct business on behalf of the Company and (b) from outside of the U.S. to the U.S. when the purpose of the flight is to return from a trip in which you were conducting business on behalf of the Company. All other terms of the Company’s business travel and expense reimbursement policies will apply.

4.    Severance and Equity Acceleration. (Outside of Change in Control) If Executive is subject to an Involuntary Termination (as defined in Section 4.b below), then the Company will pay Executive, within 30 days of such termination, a single upfront lump sum cash amount, in accordance with the Company’s standard payroll practices, equal to Executive’s on-target earnings (OTE) for the year of termination, defined as Executive’s full annual salary and full annual incentive bonus (assuming full achievement of relevant target milestones) and Executive shall immediately receive accelerated vesting for the time-based vesting components of each of Executive’s current RSU grants. The number of RSUs that will accelerate under these circumstances will be the lesser of 50% of the original number of RSUs granted or the total number of remaining RSUs/shares unvested. Executive’s base salary will be paid at the rate in effect at the time of the Involuntary Termination. In addition, the Company will pay Executive, in accordance with the Company’s standard payroll practices, equal to 12 months of COBRA premiums grossed up for taxes to be paid out over 12 month period. The foregoing payments are conditioned upon Executive: (i) returning all Company property in his possession, (ii) resigning as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) executing the Company’s general release of all claims, to the extent commercially reasonable.

a.    Termination for Cause. For purposes of this Agreement, a termination for “Cause” means only the following:

(i)    if Executive has committed a felony, or Executive pleads guilty or nolo contendere to, any crime or offense (whether or not involving the Company) either (A) causing substantial harm to the Company (whether or not for personal gain), or (B) constituting a crime of moral turpitude that is punishable by imprisonment in a state or federal correctional facility;

(ii)    one or more acts of dishonesty by Executive resulting or intending to result in Executive’s personal gain or enrichment, in any material respect, at the expense of the Company;

(iii)    conduct by Executive in connection with Executive’s employment duties that is fraudulent or unlawful, or a breach of fiduciary duty, and that is harmful in any material respect to the Company;

(iv)    misconduct by Executive, which materially discredits or materially damages the Company;

(v)    willful failure by Executive to comply with the lawful direction of the Company’s Board of Directors, to the extent such direction is not inconsistent with the terms of this Agreement; or

(vi)    any material breach by Executive of Executive’s obligations under this Agreement or any other agreement with the Company (where Executive fails to cure such breach, if curable, within ten (10) business days after being notified in writing by the Company of such breach).

provided, however, that, notwithstanding the foregoing, no failure of the Executive or the Company to achieve performance goals, alone, shall be treated as a basis for termination of the Executive’s employment for Cause under clause (v) above.

For purposes of this Agreement, whether Executive has committed an act or omission of the type referred to in clauses (i) through (vi) above will be determined by the Company’s Board of Directions, in its good faith discretion, based upon the facts known to the Board of Directors at the relevant time.

b.    Termination for Good Reason. “Resignation for Good Reason” means a Separation as a result of Executive’s resignation after one of the following conditions has come into existence without Executive’s written consent (a) Executive’s fixed annual compensation (being Executive’s base salary and non-discretionary bonus, if any) is reduced 20% or more compared with Executive’s fixed annual compensation prior to such change, (b) Executive’s duties or responsibilities are materially reduced when compared to Executive’s duties or responsibilities in effect immediately prior to such change; or (c) Executive no longer reports directly to the Board of Directors (or in the event of a Change in Control of the Company, Executive ceases to report directly to the CEO (or Board of Directors) of the surviving entity in such transaction following the Change in Control). A Resignation for Good Reason will not be deemed to have occurred unless Executive gives the Company written notice of the condition giving rise to the attempted Resignation for Good Reason within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice. “Involuntary Termination” means either (a) Executive’s Termination Without Cause or (b) Executive’s Resignation for Good Reason. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code. “Termination Without Cause” means a Separation as a result of a termination of Executive’s employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-l(n)(l).

c.    Standard Termination Benefits. If Executive’s employment with the Company terminates for any reason. Executive will be entitled to receive, in addition to any other benefits set forth herein: (i) payment of his accrued but unpaid Base Salary then in effect through the date of termination; (ii) any accrued and vested benefits under any compensation and benefit arrangements of the Company in which Executive was a participant on the date of termination, determined in accordance with the applicable terms of such arrangements; and (iii) reimbursement for all reasonable business expenses incurred by Executive in the performance of his duties.

5.    Change in Control Benefits:

(a)    Change in Control and No Involuntary Termination: If there is a Change in Control (as defined below) within the first two years of Executive’s employment, then Executive will immediately receive accelerated vesting for the time-based vesting components of all of Executive’s current RSU grants. The number of RSUs that will accelerate under these circumstances will be the lesser of 50% of the original number of RSUs granted or the total number of remaining RSUs/shares unvested.

(b)    Change in Control and Involuntary Termination: If there is a Change in Control prior to the termination of Executive’s employment with the Company and Executive is subject to an Involuntary Termination within 6 months before or 12 months after the Change in Control, then the Company shall pay Executive, in accordance with the Company’s standard payroll practices, a single upfront lump sum cash payment within 30 days of such termination, on-target earnings (OTE) for the year of termination, defined as full annual salary and full annual incentive bonus (assuming full achievement of relevant target milestones). Executive’s base salary will be paid at the rate in effect at the time of the Involuntary Termination. In addition, the Company will pay Executive, in accordance with the Company’s standard payroll practices, 12 months of COBRA premiums grossed up for taxes to be paid out over 12 month period after your separation, and the time-based and performance-based vesting requirements of all current RSU awards will be deemed to have been satisfied in full effective as of the termination date. The foregoing payments are conditions upon Executive (i) returning all Company property in his possession, (ii) resigning as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) executing the Company’s general release of all claims, to extent commercially reasonable.

(c)    For purposes of this Agreement, “Change in Control” shall mean the consummation of any of the following transactions pursuant to a bona fide offer by an unrelated third party that is not an affiliate of the Company in a single transaction or series of related transactions: (i) the sale or issuance of equity interests of the Company to any unrelated third party (other than (A) a person who is an existing equity holder, (B) any trust, partnership or corporation controlled by an existing equity holder, (C) any employee benefit plan of the Company or any affiliate, or any entity holding equity for or pursuant to the terms of any such employee benefit plan), such that the equity holders of the Company immediately prior to such transaction and their respective affiliates hold less than a majority (i.e., less than 50%) of the total fair market value or total voting power of the then issued and outstanding voting equity interests of the Company immediately following such transaction; (ii) the consummation of a merger of the Company with or into another person if more than one-half of the combined voting power of the continuing or surviving person’s securities outstanding immediately after the merger is owned by persons who were not equity holders or affiliates of equity holders of the Company immediately before the merger; or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company and its affiliates, taken as a whole, excluding for purposes of (i), (ii), and (iii) above, any grant of security interests in any equity securities or assets of the Company or any affiliates of the Company.

6.    Protection of Confidential Information. Executive recognizes that by virtue of Executive’s employment with the Company, Executive will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company (“Confidential Information”). Confidential Information includes, but is not limited to, trade secrets, information relating to the Company’s practices and methods of doing business; sales, marketing, and service strategies, programs, technologies, and procedures; customers and prospective customers, including, but not limited to, their particularized requirements and preferences, their product specifications, the identity and authority of their key contact persons, payment methods, and order histories and patterns; service, product and material costs; pricing structures; bids; responses to requests for proposals; bonus and incentive plans; vendors and sources of supply; financial position and business plans; computer programs and databases; research projects; new product and service developments; compositions, formulas, patterns, compilations, programs, techniques, devices, processes, plans, designs, and drawings; and any other information of the Company, its affiliates, or any of its vendors or customers, which the Company informs Executive, or which Executive should know by virtue of Executive’s position or the circumstances in which Executive learned it, is to be kept confidential. Confidential Information does not include information that is publicly available or otherwise known in the industry but not as a result of Executive’s violation of his obligations under this Agreement. Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a ‘‘Governmental Entity”) with respect to possible violations of U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive does not need prior authorization (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or Company trade secrets without prior written consent of the Company’s Board of Directors.

(i)    Executive will not, at any time during or after Executive’s employment with the Company, disclose, use or permit others to use any Confidential Information, except as required in the course of Executive’s employment for the benefit of the Company.

(ii)    Executive will take all reasonable measures during and after Executive’s employment with the Company to protect the Confidential Information from any accidental or unauthorized disclosure or use.

7.    Return of Property. Upon the voluntary or involuntary termination of Executive’s employment with the Company, or at any time requested by the Company, Executive shall return to the Company all literature, correspondence, memoranda, reports, summaries, manuals, proposals, contracts, documents, computer disks and other electronic storage media, computer programs, mobile/smart phones, pagers, computers, and other materials and equipment of any kind which relate to the business of the Company, including specifically, but not exclusively, all materials which comprise or refer to the Company’s Confidential Information. It is understood and agreed that all such materials are, and will remain, the exclusive property of the Company and that Executive will not retain any copy, facsimile or note memorializing any such materials or the contents thereof. Further while employed by the Company, Executive shall not, except for the benefit of the Company, use, copy or duplicate any Company documents or other materials.

8.    Developments. Executive agrees as follows with regard to any developments that relate to the Company’s business or Confidential Information, or that Executive conceives, makes, develops or acquires during the term of his employment with the Company and within the scope of his/her employment by the Company, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked (“Developments”):

(i)    Executive shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Executive with respect thereto.

(ii)    All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Executive has any rights thereto. Executive hereby assigns all such rights, title, and interest to the Company and waives any moral rights he/she may have in any Developments.

(iii)    Upon request by the Company, the Executive at any time, whether during or after his employment by the Company, shall execute, acknowledge and deliver to the Company, all assignments and other documents which the Company deems necessary or desirable to: (a) vest the Company with full and exclusive right, title, and interest to such Developments, and (b) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.

(iv)    Executive understands that the foregoing provisions regarding assignments do not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Employee’s own time, unless the Developments: (a) relate to the Company’s business or to its actual or demonstrably anticipated research or development, or (b) result from any work performed by Executive for the Company.

Notwithstanding the foregoing provisions of this Section 8, the parties acknowledge and agree that, subject to the Executive’s ongoing obligations to protect the Company’s Confidential Information under Section 6 above, the Executive’s own proprietary Sales Methodology, Operations Control Book and other product/practices/processes related to the foregoing and their derivate works are recognized as prior inventions of Executive and not Developments for purposes of this Agreement.

9.    Restrictions on Solicitation and Competition. Executive recognizes that by virtue of Executive’s employment with the Company, he may be introduced to and extensively involved in the servicing of long-standing customers of the Company; that he may be extensively involved in soliciting and servicing new customers identified, developed and/or secured by the Company during his employment; and that he may be afforded numerous and extensive resources to assist him in soliciting and servicing such customers. Executive understands and agrees that all efforts expended in soliciting and servicing the Company’s customers shall be for the exclusive benefit of the Company; that the Company shall secure and retain a proprietary interest in all such customers; and that Executive will not, during the Restricted Period, knowingly undertake any action which could reasonably be expected to disturb the Company’s relationship with its customers in any material respect. Executive acknowledges the Company’s legitimate interest in protecting its Confidential Information, customer relationships, referral relationships and general goodwill during Executive’s employment with the Company and for a reasonable period of time following the termination of Executive’s employment with the Company. Accordingly, Executive agrees that, during his employment with the Company and for a period of one (I) year following the voluntary or involuntary termination of his employment for any reason (the “Restricted Period”):

(i)    Executive will not, directly or indirectly, without the express written consent of the Company, hire, employ, engage, or attempt to hire, employ or engage any Company Employee, or otherwise solicit, request, entice, or induce any Company Employee to terminate his/her or her employment or engagement with the Company, for the purpose of engaging in business activities that are competitive with the Company’s business activities. The term “Company Employee” means an employee of the Company with whom Executive interacted for business purposes at any time during the six (6) month period immediately preceding the termination of Executive’s employment with the Company and who was employed by the Company at any time within the last sixty (60) days of Executive’s employment with the Company.

(ii)    Executive will not directly or indirectly, solicit or accept business from any Company Customer, where such business would be competitive with the Company’s business or services. The term “Company Customer” means (i) any customer of the Company to whom Executive played a role in selling, rendering or providing the Company’s services at any time during the one (1)

year period immediately preceding the termination of his employment; (ii) any entity for which Executive orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns; bid submissions; or responses to requests for proposals on behalf of the Company at any time during the one (1) year period immediately preceding the termination of his employment; or (iii) any entity as to which Executive acquired Confidential Information at any time during his employment with the Company.

(iii)    Executive will not, on his own behalf, or through acceptance of any consulting engagement, assignment or employment with any third party, compete against the Company for work under any government contract held by the Company at any time during the Restricted Period, or under any re-compete, re-bid, extension or modification thereof. Nothing in this paragraph is intended to restrict Executive from accepting any consulting engagement, assignment or employment with any third party, including any Company Customer, to provide services that would not compete with the Company’s business or services.

(iv)    Executive will not directly or indirectly, knowingly interfere, or attempt to interfere with any relationship the Company has with any of its vendors or suppliers in any material respect.

10.    Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Sections 5, 6, 7 and 8 of this Agreement are reasonable to protect the Company’s legitimate business interests and that such restrictions do impose an undue burden on Executive. Executive further agrees that his breach of Sections 5, 6, 7 or 8 of this Agreement would cause the Company immediate and irreparable harm and that the Company may pursue preliminary and permanent injunctive relief to enforce Sections 5, 6, 7 or 8.

11.    Assignment. All of the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable by Executive.

12.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.    Amendment, Waiver. Neither Executive nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

14.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Manager of the Company, or to such other address as either party may specify by notice to the other actually received.

15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment with the Company. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, and that Executive voluntarily and knowingly enters into said Agreement.

16.    Advice of Counsel and Construction. The parties acknowledge that all parties to this Agreement have been represented by counsel, or had the opportunity to be represented by counsel of their choice. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties. Additionally, neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement.

17.    Governing Law. This is a Maryland contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Maryland, without regard to the conflict of laws principles thereof.

18.    Effect of Excise Tax and Limit on Golden Parachute Payments.

(a)    Contingent Reduction of Parachute Payments. If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any of its subsidiaries or any other person or entity to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment”, and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive will receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount, then the reduction will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved. Any reductions pursuant to this Section shall be made in a manner intended to be consistent with the requirements of Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidelines that may be issued after the Commencement Date (“Section 409A”) .

(b)    Determination of the Payments. All determinations required to be made under this Section 9, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c)    Adjustments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination hereunder, it is possible that Payments will be made which should not have been made under clause (a) of this Section 18 (“Overpayment”) or that additional Payments which are not made pursuant to clause (a) of this Section 18 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to Company together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service or a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by Company to or for the benefit of the Executive, together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code.

(d)    Consultation. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 18 and the application of Sections 4999 and 409A of the Code; provided, that neither the Company nor any of its subsidiaries, employees or representatives shall have any liability to the Executive with respect thereto.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

IronNet Cybersecurity, Inc.

By:	/s/ KEITH B. ALEXANDER	Date:	7 FEB 2019
Name:	KEITH B. ALEXANDER
Title:	CEO

Executive

/s/ William Welch		Date:	Feb 7, 2019
William Welch